Exhibit 4.8

1. Place and date of Agreement Copenhagen, Denmark 01 August 2022	2. Date of commencement of Agreement (Cl. 2, 12, 21 and 25) On delivery of the vessel to the Owners as mentioned in box 3
3.    Owners (name, place of registered office and law of registry) (Cl. 1)
(i)  Name: Epanastasea Maritime Co.
(ii) Place of registered office: Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960
(iii)  Law of registry: Republic of the Marshall Islands

4.     Managers (name, place of registered office and law of registry) (Cl. 1)
(i)   Name: Synergy Denmark A/S
(ii)   Place of registered office: Kay Fiskers Plads 10,
2300 Copenhagen, Denmark
(iii)  Law of registry: Denmark

5.    The Company (with reference to the ISM/ISPS Codes) (state name and IMO Unique Company Identification number. If the Company is a third party then also state registered office and principal place of business) (Cl. 1 and 9(c)(i))

(i) Name: Synergy Denmark A/S
(ii) IMO Unique Company Identification number: 5676362
(iii) Place of registered office: Kay Fiskers Plads 10,
2300 Copenhagen, Denmark
(iv) Principal place of business: Denmark

6. Technical Management (state “yes” or “no” as agreed) (Cl. 4) Yes
7. Crew Management (state “yes” or “no” as agreed) (Cl. 5(a)) Yes
8. Commercial Management (state “yes” or “no” as agreed) (Cl. 6) No
9. Chartering Services period (only to be filled in if “yes” stated in Box 8) (Cl.6(a)) Not Applicable
10.  Crew Insurance arrangements (state “yes” or “no” as agreed)
(i) Crew Insurances* (Cl. 5(b)): No
(ii) Insurance for persons proceeding to sea onboard (Cl. 5(b)(i)): No
*only to apply if Crew Management (Cl. 5(a)) agreed (see Box 7)

11. Insurance arrangements (state “yes” or “no” as agreed) (Cl. 7) No	12. Optional insurances (state optional insurance(s) as agreed, such as piracy, kidnap and ransom, loss of hire and FD&D) (Cl. 10(a)(iv)) Arranged by Owners
13. Interest (state rate of interest to apply after due date to outstanding sums) (Cl. 9(a)) [•]% per annum	14. Annual management fee (state annual amount) (Cl. 12(a)) USD [•] per annum
15.  Manager’s nominated account (Cl.12(a))
Benecificiary's Bank: DANSKE BANK
Bank Address: Holmens Kanai 2 1060 Copenhagen K Denmark
Swift Address: DABADKKK
IBAN NO: DK05 3000 3107 4553 29
Bank Code: DABA
Branch Code: Head Office
Currency Code: USD
In Favour of: Synergy Denmark A/S
Bank Account No.: 3107455329
16. Daily rate (state rate for days in excess of those agreed in budget) (Cl. 12(c)) USD [•] per day/ in excess of 16 days per calendar year
17. Lay-up period / number of months (Cl.12(d)) 1 month
18. Minimum contract period (state number of months) (Cl. 21(a)) 12 months	19. Management fee on termination (state number of months to apply) (Cl. 22(g)) 3 months
20. Severance Costs (state maximum amount) (Cl. 22(h)(ii)) As per the applicable IBF/PNO	21. Dispute Resolution (state alternative Cl. 23(a), 23(b) or 23(c); if Cl. 23(c) is agreed, place of arbitration must be stated) (Cl. 23) Cl. 23(a) English Law, Arbitration in London
22.  Notices (state full style contact details for serving notice and communication to the Owners) (Cl. 24)
Epanastasea Maritime Co.
c/o 154 Vouliagmenis Avenue, 16674, Glyfada, Athens, Greece
E-mail: legal@usea.gr
Tel: +30 213018507

23.  Notices (state full style contact details for serving notice and communication to the Managers) Cl. 24)
PIC: Martin Ackermann (Mobile: +45 29 25 44 84)
Synergy Denmark A/S
Kay Fiskers Plads 10,2300 Copenhagen, Denmark
Attn: Martin Ackermann
E-mail: martin@synergymarine.sg; bd@synergygroup.sg; business@synergymarine.sg

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009.
Approved by the International Ship Managers’ Association (InterManager).

It is mutually agreed between the party stated in Box 3 and the party stated in Box 4 that this Agreement consisting of PART l and PART ll as well as Annexes “A” (Details of Vessel or Vessels), “B” (Details of Crew), “C” (Budget), “D” (Associated Vessels) and “E” (Fee Schedule) attached hereto, shall be performed subject to the conditions contained herein. In the event of a conflict of conditions, the provisions of PART l and Annexes “A”, “B”, “C”, “D” and “E” shall prevail over those of PART ll to the extent of such conflict but no further.

Signature(s) (Owners)	Signature(s) (Managers)

Epanastasea Maritime Co.	Synergy Denmark A/S

/s/ Stamatios Tsantanis	/s/ Martin Ackermann
Name: Stamatios Tsantanis	Name: Martin Ackermann
Title: Director	Title: Director

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009.
Approved by the International Ship Managers’ Association (InterManager).

PART II
SHIPMAN 2009 STANDARD SHIP MANAGEMENT AGREEMENT

SECTION 1 – Basis of the Agreement

1.	Definitions

In this Agreement save where the context otherwise requires, the following words and expressions shall have the meanings hereby assigned to them:

“Company” (with reference to the ISM Code and the ISPS Code) means the organization identified in Box 5 or any replacement organization appointed by the Owners from time to time (see Sub-clauses 9(b)(i) or 9(c)(ii), whichever is applicable).

“Crew” means the personnel of the numbers, rank and nationality specified in Annex “B” hereto.

“Crew Insurances” means insurance of liabilities in respect of crew risks which shall include but not be limited to death, permanent disability, sickness, injury, repatriation, shipwreck unemployment indemnity and loss of personal effects (see Sub-clause 5(b) (Crew Insurances) and Clause 7 (Insurance Arrangements) and Clause 10 (Insurance Policies) and Boxes 10 and 11).

“Crew Support Costs” means all expenses of a general nature which are not particularly referable to any individual vessel for the time being managed by the Managers and which are incurred by the Managers for the purpose of providing an efficient and economic management service and, without prejudice to the generality of the foregoing, shall include the cost of crew standby pay, training schemes for officers and ratings, cadet training schemes, sick pay, study pay, recruitment and interviews.

“Flag State” means the State whose flag the Vessel is flying.

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention and any amendment thereto or substitution therefor.

“ISPS Code” means the International Code for the Security of Ships and Port Facilities and the relevant amendments to Chapter XI of SOLAS and any amendment thereto or substitution therefor.

“Managers” means the party identified in Box 4.

“Management Services” means the services specified in SECTION 2 - Services (Clauses 4 through 7) as indicated affirmatively in Boxes 6 through 8, 10 and 11, and all other functions performed by the Managers under the terms of this Agreement.

“Owners” means the party identified in Box 3.

“Severance Costs” means the costs which are legally required to be paid to the Crew as a result of the early termination of any contracts for service on the Vessel.

“SMS” means the Safety Management System (as defined by the ISM Code).

“STCW 95” means the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1978, as amended in 1995 and any amendment thereto or substitution therefor, including the 2010 amendments any further applicable amendments that may arise and become applicable during the duration of this Agreement.

“Vessel” means the vessel or vessels details of which are set out in Annex “A” attached hereto.

2.	Commencement and Appointment

With effect from the date stated in Box 2 for the commencement of the Management Services and continuing unless and until terminated as provided herein, the Owners hereby appoint the Managers and the Managers hereby agree to act as the Managers of the Vessel in respect of the Management Services.

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009.
Approved by the International Ship Managers’ Association (InterManager).

PART II
SHIPMAN 2009 STANDARD SHIP MANAGEMENT AGREEMENT

3.	Authority of the Managers

Subject to the terms and conditions herein provided, during the period of this Agreement the Managers shall carry out the Management Services in respect of the Vessel as agents for and on behalf of the Owners. The Managers shall have authority to take such actions as they may from time to time in their absolute discretion consider to be necessary to enable them to perform the Management Services in accordance with sound ship management practice, including but not limited to compliance with all relevant rules and regulations.

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009.
Approved by the International Ship Managers’ Association (InterManager).

PART II
SHIPMAN 2009 STANDARD SHIP MANAGEMENT AGREEMENT

SECTION 2 – Services

4.	Technical Management

(only applicable if agreed according to Box 6).

       4.1  The Managers shall provide technical management which includes, but is not limited to, the following services:

(a)	ensuring that the Vessel complies with the requirements of the law of the Flag State;

(b)	ensuring compliance with the ISM Code;

(c)	ensuring compliance with the ISPS Code;

(d)	ensuring compliance with the MLC Code;

(e)	providing competent personnel to supervise the maintenance and general efficiency of the Vessel;

(f)
always in cooperation with Owners and subject to Owners’ prior request and written approval arranging and supervising dry dockings, repairs, alterations, major modifications, retrofits and the maintenance of the Vessel to the standards agreed with the Owners provided that the Managers shall be entitled to incur the necessary expenditure which is subject to Owners’ prior approval to ensure that the Vessel will comply with all requirements and recommendations of the classification society, and with the law of the Flag State and of the places where the Vessel is required to trade as well as any other vetting requirements that may apply or affect Vessel's trading. In relation to Owners’ approval for any costs and expenses to be incurred under this sub-clause, clause 4.2 shall apply. Managers shall keep the Owners fully informed about the progress of any relevant works and repairs as well as present to Owners any reasonably requested supporting evidence (including but not limited to invoices, vouchers, reports, certificates). Owners to always have the right to have their own superintendent/staff attending the dry dock. In the event that the quotations that will be provided by the Managers in relation to the relevant repair shipyard are not competitive, Owners to have the right to appoint a shipyard of their choice;

(g)	arranging the supply of necessary stores, spares and lubricating oil always in cooperation with the Owners;

(h)	appointing surveyors and technical consultants as the Managers may consider from time to time to be necessary;

(i)
in case requested by the Owners and in accordance with the Owners’ instructions, supervising the sale and physical delivery of the Vessel under the sale agreement. However services under this Sub-clause 4(h) shall not include negotiation of the sale agreement or transfer of ownership of the Vessel;

(j)	arranging for the supply of provisions unless provided by the Owners in accordance with the budgeted costs of Annex C; and

(k)
arranging for the sampling and testing of bunkers including the arrangement of periodic analysis of the bunker fuel, lubricating oils and chemicals by third parties (the costs being included in the Vessel’s running costs).

4.2     No Owners’ approval is required for all budgeted orders up to the amount of US$5,000. With respect to orders in an amount over US$5,000 and/or orders regarding any unbudgeted OPEX items and/or placement of orders that result in exceeding the agreed budgeted amounts, as described hereto under Annex C, on a pro rata quarter-end or on a year-end basis, the Managers will advise the details and quotations to the Owners in writing requesting Owner’s prior written approval (ie. e-mail) in order to further proceed.

4.3      Furthermore, the Managers shall:

(a)       notify and receive prior approval by the Owners of any non-budgeted item of expenditure;

(b)       ensure that the Vessel always complies with vetting requirements (minimum 3 vetting approvals throughout the contract period by any major party);

(c)      provide detailed report of operation data of the Vessel to the Owners, including but not limited to, plan maintenance system, major outstanding items, defects, etc, on monthly basis;

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009.
Approved by the International Ship Managers’ Association (InterManager).

PART II
SHIPMAN 2009 STANDARD SHIP MANAGEMENT AGREEMENT

(d)      To examine the possibility to providing view only access to the owner for PMS and other relevant software onboard. ~~provide the Owners and the Vessel with the Information System Software to allow information from both the Vessel’s and the Managers’ office to be accessed directly by the Owners. Financial, technical and operational information relating to the Vessel will be available from both the Vessel and office outputs, with the ability to "drill down" on accounts. This will provide the Owners with immediate access to the same information available to the Managers and to reports generated for the Owners, with a view to providing improved efficiency and cost savings to the Owners in overview of the management of the Vessel. Should the Owners have existing software applications on board the Vessel which they wish to retain, the Owners will permit the Managers to carry out an on board audit to assess the suitability, compatibility with the Information System Software, and any risks or disadvantages associated with the continued use of such applications;~~

(e)      visit the Vessel by superintendents or other staff of the Managers for up to sixteen (16) days on board the Vessel in any calendar year (or pro rata for part of a calendar year) excluding the dry-docking period of the vessel and visits to the Vessel by superintendents or other staff of the Managers in excess of this allowance to be pre-approved in writing by the Owners;

(f)       notify and receive prior approval by the Owners if there is an operational need to exceed quarterly budget allowance as attached to this agreement under Annex C;

(g)       as required by the Owners, the Managers shall, as agents for the Owners, provide support on the following functions:

(i) Monitoring voyage instructions and liaising as appropriate with the Owners, the Owners’ brokers and charterers;

~~(ii)  Appointment of agents; and~~

~~(iii) Arrangement of surveying of cargoes.~~

5.	Crew Management and Crew Insurances

(a)	Crew Management

(only applicable if agreed according to Box 7)

The Managers shall provide suitably qualified Crew who shall comply with the requirements of STCW 95 and vetting requirements and as per Owners’ requirements and Owners’ matrix according to Oil Majors under contract. The provision of such crew management services includes, but is not limited to, the following services:

(i) selecting, engaging and providing for the administration of the Crew, including, as applicable, payroll arrangements, pension arrangements, tax, social security contributions and other mandatory dues related to their employment payable in each Crew member’s country of domicile;

(ii) ensuring that the applicable requirements of the law of the Flag State in respect of rank, qualification and certification of the Crew and employment regulations, such as Crew’s tax and social insurance, are satisfied;

(iii) ensuring that all Crew have passed a medical examination with a qualified doctor certifying that they are fit for the duties for which they are engaged and are in possession of valid medical certificates issued in accordance with appropriate Flag State requirements and any relevant pre-medical examination (PEME) recommendations of the P&I Club the Vessel is entered with or such higher standard of medical examination as may be agreed with the Owners. In the absence of applicable Flag State requirements the medical certificate shall be valid at the time when the respective Crew member arrives on board the Vessel and shall be maintained for the duration of the service on board the Vessel;

(iv) ensuring that the Crew shall have a common working language and a command of the English language of a sufficient standard to enable them to perform their duties safely; ~~(Marlins Test (minimum percentages to be agreed) plus CES test and APRO for 5 Top Officers;~~

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009.
Approved by the International Ship Managers’ Association (InterManager).

PART II
SHIPMAN 2009 STANDARD SHIP MANAGEMENT AGREEMENT

~~(v)~~ arranging transportation of the Crew, including repatriation. Minimum two options to be obtained for every traveling schedule and same to be provided to Owners ~~- no extra cost other than relevant budgeted costs will be charged to the Owners in this respect.;~~

(vi) training of the Crew;

(vii) conducting union negotiations; and

(viii) if the Managers are the Company, ensuring that the Crew, on joining the Vessel, are given proper familiarisation with their duties in relation to the Vessel’s SMS and that instructions which are essential to the SMS are identified, documented and given to the Crew prior to sailing.

~~(ix) If the Managers are not the Company:~~

~~(1)         ensuring that the Crew, before joining the Vessel, are given proper familiarisation with their duties in relation to the ISM Code; and~~

~~(2)         instructing the Crew to obey all reasonable orders of the Company in connection with the operation of the SMS.~~

~~(x) Where Managers are not providing technical management services in accordance with Clause 4 (Technical Management):~~

~~(1)     ensuring that no person connected to the provision and the performance of the crew management services shall proceed to sea on board the Vessel without the prior consent of the Owners (such consent not to be unreasonably withheld); and~~

~~(2)      ensuring that in the event that the Owners’ drug and alcohol policy requires measures to be taken prior to the Crew joining the Vessel, implementing such measures;~~

~~(b)       Crew Insurances~~

~~(only applicable if Sub-clause 5(a) applies and if agreed according to Box 10)~~

~~The Managers shall throughout the period of this Agreement provide the following services:~~

~~(i)      arranging Crew Insurances in accordance with the best practice of prudent managers of vessels of a similar type to the Vessel, with sound and reputable insurance companies, underwriters or associations. Insurances for any other persons proceeding to sea onboard the Vessel may be separately agreed by the Owners and the Managers (see Box 10);~~

~~(ii)      ensuring that the Owners are aware of the terms, conditions, exceptions and limits of liability of the insurances in Sub-clause 5(b)(i);~~

~~(iii)     ensuring that all premiums or calls in respect of the insurances in Sub-clause 5(b)(i) are paid by their due date;~~

~~(iv)    if obtainable at no additional cost, ensuring that insurances in Sub-clause 5(b)(i) name the Owners as a joint assured with full cover and, unless otherwise agreed, on terms such that Owners shall be under no liability in respect of premiums or calls arising in connection with such insurances.~~

(v)      ~~providing written evidence, to the reasonable satisfaction of the Owners, of the Managers’ compliance with their obligations under Sub-clauses 5(b)(ii) and 5(b)(iii) within a reasonable time of the commencement of this Agreement, and of each renewal date and, if specifically requested, of each payment date of the insurances in Sub-clause 5(b)(i).~~

~~6.         Commercial Management~~

~~(only applicable if agreed according to Box 8).~~

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009.
Approved by the International Ship Managers’ Association (InterManager).

PART II
SHIPMAN 2009 STANDARD SHIP MANAGEMENT AGREEMENT

~~The Managers shall provide the following services for the Vessel in accordance with the Owners’ instructions,~~

~~which shall include but not be limited to:~~

~~(a)       seeking and negotiating employment for the Vessel and the conclusion (including the execution thereof) of charter parties or other contracts relating to the employment of the Vessel. If such a contract exceeds the period stated in Box 9, consent thereto in writing shall first be obtained from the Owners;~~

~~(b)       arranging for the provision of bunker fuels of the quality specified by the Owners as required for the Vessel’s trade;~~

~~(c)     voyage estimating and accounting and calculation of hire, freights, demurrage and/or despatch monies due from or due to the charterers of the Vessel; assisting in the collection of any sums due to the Owners related to the commercial operation of the Vessel in accordance with Clause 11 (Income Collected and Expenses Paid on Behalf of Owners);~~

~~If any of the services under Sub-clauses 6(a), 6(b) and 6(c) are to be excluded from the Management Fee, remuneration for these services must be stated in Annex E (Fee Schedule). See Sub-clause 12(e).~~

~~(d)       issuing voyage instructions;~~

~~(e)       appointing agents;~~

~~(f)       appointing stevedores; and~~

~~(g)       arranging surveys associated with the commercial operation of the Vessel.~~

~~7.         Insurance Arrangements~~

~~(only applicable if agreed according to Box 11).~~

~~The Managers shall arrange insurances in accordance with Clause 10 (Insurance Policies), on such terms as the Owners shall have instructed or agreed, in particular regarding conditions, insured values, deductibles, franchises and limits of liability.~~

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009.
Approved by the International Ship Managers’ Association (InterManager).

PART II
SHIPMAN 2009 STANDARD SHIP MANAGEMENT AGREEMENT

SECTION 3 – Obligations

8.	Managers’ Obligations

(a)
The Managers undertake to use their best endeavours to provide the Management Services as agents for and on behalf of the Owners in accordance with sound ship management practice and to protect and promote the interests of the Owners in all matters relating to the provision of services hereunder.

Provided however, that in the performance of their management responsibilities under this Agreement, the Managers shall be entitled to have regard to their overall responsibility in relation to all vessels as may from time to time be entrusted to their management and in particular, but without prejudice to the generality of the foregoing, the Managers shall be entitled to allocate available supplies, manpower and services in such manner as in the prevailing circumstances the Managers in their absolute discretion consider to be fair and reasonable.

(b)
Where the Managers are providing technical management services in accordance with Clause 4 (Technical Management), they shall procure that the requirements of the Flag State, Classification Society and vetting requirements are satisfied and they shall agree to be appointed as the Company, assuming the responsibility for the operation of the Vessel and taking over the duties and responsibilities imposed by the ISM Code, MLC and the ISPS Code, if applicable.

(c)
The Managers undertake the responsibility to cooperate fully with the Owners and/or any other third party audit firm the Owners choose with regard to the establishment (design) and the annual testing of the internal controls followed by the Managers relating to the operations performed during providing the services described herein to the Owners (provision of Type II SSAE16 report included, or equivalent attestation report).

(d)
At the request of the Owners, the Managers will promptly deliver a duly executed technical manager’s undertaking and subordination to the Owners’ lenders’ rights. The Managers further agree that they will cooperate with the Owners’ lenders in providing such undertaking and subordination letter and any other further documentation which may be required by the Owners’ lenders

9.	Owners’ Obligations

(a)
The Owners shall pay all sums due to the Managers punctually in accordance with the terms of this Agreement. In the event of payment after the due date of any outstanding sums the Manager shall be entitled to charge interest at the rate stated in Box 13.

(b)	Where the Managers are providing technical management services in accordance with Clause 4 (Technical Management), the Owners shall:

(i) report (or where the Owners are not the registered owners of the Vessel procure that the registered owners report) to the Flag State administration the details of the Managers as the Company as required to comply with the ISM and ISPS Codes;

(ii) procure that any officers and ratings supplied by them or on their behalf comply with the requirements of STCW 95; and

(iii) instruct such officers and ratings to obey all reasonable orders of the Managers (in their capacity as the Company) in connection with the operation of the Managers’ safety management system.

~~(c)       Where the Managers are not providing technical management services in accordance with Clause 4 (Technical Management), the Owners shall:~~

~~(i) procure that the requirements of the Flag State are satisfied and notify the Managers upon execution of this Agreement of the name and contact details of the organization that will be the Company by completing Box 5;~~

~~(ii) if the Company changes at any time during this Agreement, notify the Managers in a timely manner of the name and contact details of the new organization;~~

~~(iii) procure that the details of the Company, including any change thereof, are reported to the Flag State administration as required to comply with the ISM and ISPS Codes. The Owners shall advise the Managers in a timely manner when the Flag State administration has approved the Company; and~~

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009.
Approved by the International Ship Managers’ Association (InterManager).

PART II
SHIPMAN 2009 STANDARD SHIP MANAGEMENT AGREEMENT

~~(iv) unless otherwise agreed, arrange for the supply of provisions at their own expense.~~

(d)	Where the Managers are providing crew management services in accordance with Sub-clause 5(a) the Owners shall:

(i) inform the Managers prior to ordering the Vessel to any excluded or additional premium area under any of the Owners’ Insurances by reason of war risks and/or piracy or like perils and pay whatever additional costs may properly be incurred by the Managers as a consequence of such orders including, if necessary, the costs of replacing any member of the Crew. Any delays resulting from negotiation with or replacement of any member of the Crew as a result of the Vessel being ordered to such an area shall be for the Owners’ account. Should the Vessel be within an area which becomes an excluded or additional premium area the above provisions relating to cost and delay shall apply;

(ii) agree with the Managers prior to any change of flag of the Vessel and pay whatever additional costs may properly be incurred by the Managers as a consequence of such change. If agreement cannot be reached then either party may terminate this Agreement in accordance with Sub-clause 22(e); and

(iii) provide, at no cost to the Managers, in accordance with the requirements of the law of the Flag State, or higher standard, as mutually agreed, adequate Crew accommodation and living standards.

~~(e)      Where the Managers are not the Company, the Owners shall ensure that Crew are properly familiarised with their duties in accordance with the Vessel’s SMS and that instructions which are essential to the SMS are identified, documented and given to the Crew prior to sailing.~~

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009.
Approved by the International Ship Managers’ Association (InterManager).

PART II
SHIPMAN 2009 STANDARD SHIP MANAGEMENT AGREEMENT

SECTION 4 – Insurance, Budgets, Income, Expenses and Fees

10.	Insurance Policies

The Owners shall procure, ~~whether by instructing the Managers under Clause 7 (Insurance Arrangements) or otherwise,~~ that throughout the period of this Agreement:

(a)	at the Owners’ expense, the Vessel is insured for not less than its sound market value or entered for its full gross tonnage, as the case may be for:

(i) hull and machinery marine risks (including but not limited to crew negligence) and excess liabilities;

(ii) protection and indemnity risks (including but not limited to pollution risks, diversion expenses and, except to the extent insured separately by the Managers in accordance with Sub-clause 5(b)(i), Crew Insurances);

NOTE: If the Managers are not providing crew management services under Sub-clause 5(a) (Crew Management) or have agreed not to provide Crew Insurances separately in accordance with Sub-clause 5(b)(i), then such insurances must be included in the protection and indemnity risks cover for the Vessel (see Sub-clause 10(a)(ii) above).

(iii) war risks (including but not limited to blocking and trapping, protection and indemnity, terrorism and crew risks); and

(iv) such optional insurances as may be agreed (such as piracy, kidnap and ransom, loss of hire and FD & D) (see Box 12)

Sub-clauses 10(a)(i) through 10(a)(iv) all in accordance with the best practice of prudent owners of vessels of a similar type to the Vessel, with sound and reputable insurance companies, underwriters or associations (“the Owners’ Insurances”);

(b)	all premiums and calls on the Owners’ Insurances are paid by their due date;

(c)
the Owners’ Insurances name the Managers and, subject to underwriters’ agreement, any third party designated by the Managers as a joint assured, with full cover. It is understood that in some cases, such as protection and indemnity, the normal terms for such cover may impose on the Managers and any such third party a liability in respect of premiums or calls arising in connection with the Owners’ Insurances.

If obtainable at no additional cost, however, the Owners shall procure such insurances on terms such that neither the Managers nor any such third party shall be under any liability in respect of premiums or calls arising in connection with the Owners’ Insurances. In any event, on termination of this Agreement in accordance with Clause 21 (Duration of the Agreement) and Clause 22 (Termination), the Owners shall procure that the Managers and any third party designated by the Managers as joint assured shall cease to be joint assured and, ~~if reasonably achievable~~, that they shall be released from any and all liability for premiums and calls that may arise in relation to the period of this Agreement; and

(d)
written evidence is provided, to the reasonable satisfaction of the Managers, of the Owners’ compliance with their obligations under this Clause 10 within a reasonable time of the commencement of the Agreement, and of each renewal date and, if specifically requested, of each payment date of the Owners’ Insurances.

11.	Income Collected and Expenses Paid on Behalf of Owners

(a)
~~Except as provided in Sub-clause 11(c)~~ All monies collected by the Managers under the terms of this Agreement (other than monies payable by the Owners to the Managers) and any interest thereon shall be held to the credit of the Owners in a ~~separate bank account.~~ pooled account managed by the Managers.

(b)
All expenses incurred by the Managers under the terms of this Agreement on behalf of the Owners (including expenses as provided in Clause 12(c)) may be debited against the Owners in the account referred to under Sub- clause 11(a) but shall in any event remain payable by the Owners to the Managers on demand.

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009.
Approved by the International Ship Managers’ Association (InterManager).

PART II
SHIPMAN 2009 STANDARD SHIP MANAGEMENT AGREEMENT

~~(c)~~	~~All monies collected by the Managers under Clause 6 (Commercial Management) shall be paid into a bank account in the name of the Owners or as may be otherwise advised by the Owners in writing.~~

12.	Management Fee and Expenses

(a)
The Owners shall pay to the Managers an annual management fee as stated in Box 14 for their services as Managers under this Agreement, which shall be payable in equal monthly instalments in advance, the first instalment (pro rata if appropriate) being payable on the commencement of this Agreement (see Clause 2 (Commencement and Appointment) and Box 2) and subsequent instalments being payable at the beginning of every calendar month. The management fee shall be payable to the Managers’ nominated account stated in Box 15.

(b)	The management fee shall be subject to an annual review and the proposed fee shall be presented in the annual budget in accordance with Sub-clause 13(a).

(c)
The Managers shall, at no extra cost to the Owners, provide their own office accommodation, office staff, facilities and stationery. Without limiting the generality of this Clause 12 (Management Fee and Expenses) the Owners shall reimburse the Managers for postage and communication expenses, travelling expenses, and other out of pocket expenses properly incurred by the Managers in pursuance of the Management Services against presentation of invoices/vouchers.

Any days used by the Managers’ personnel travelling to or from or attending on the Vessel or otherwise used in connection with the Management Services in excess of ~~those agreed in the budget~~ sixteen (16) days per calendar year shall be charged at the daily rate stated in Box 16.

(d)
If the Owners decide to layup the Vessel and such layup lasts for more than the number of months stated in Box 17, an appropriate reduction of the Management Fee for the period exceeding such period until one month before the Vessel is again put into service shall be mutually agreed between the parties unless in case of a cold lay-up, in which case this Agreement is considered terminated pursuant to Clause 22(c). If the Managers are providing crew management services in accordance with Sub-clause 5(a), consequential costs of reduction and reinstatement of the Crew shall be for the Owners’ account. If agreement cannot be reached then either party may terminate this Agreement in accordance with Sub-clause 22(e).

(e)	Save as otherwise provided in this Agreement, all discounts and commissions obtained by the Managers in the course of the performance of the Management Services shall be credited to the Owners.

13.	Budgets and Management of Funds

(a)
The Managers’ initial budget as well as predelivery budget is set out in Annex “C” hereto. Subsequent budgets shall be for twelve month periods and shall be prepared by the Managers and presented to the Owners not less than three months before the end of the budget year.

(b)
The Owners shall state to the Managers in a timely manner, but in any event within one month of presentation, whether or not they agree to each proposed annual budget. The parties shall negotiate in good faith and if they fail to agree on the annual budget, including the management fee, either party may terminate this Agreement in accordance with Sub-clause 22(e).

(c)
Following the agreement of the budget, the Managers shall prepare and present to the Owners their estimate of the working capital requirement for the Vessel and shall each month request the Owners in writing to pay the funds required to run the Vessel for the ensuing month, including the payment of any unbudgeted contingency and occasional or extraordinary item of expenditure, such as emergency repair costs, additional insurance premiums, bunkers or provisions. Such funds shall be received by the Managers within ten running days after the receipt by the Owners of the Managers’ written request and shall be held to the credit of the Owners in a ~~separate bank account.~~ pooled account managed by the Managers. Owners agree that the bank / transaction charges for the expenses incurred in relation to the Vessel shall be borne by the Owners.

(d)
The Managers shall at all times maintain and keep true and correct accounts in respect of the Management Services in accordance with the relevant International Financial Reporting Standards or such other standard as the parties may agree, including records of all costs and expenditure incurred, and produce a comparison between budgeted and actual income and expenditure of the Vessel in such form ~~and at such intervals~~ as shall be mutually agreed on a monthly basis, accompanied by proper written justification of variances reports. In addition, the Managers shall produce quarterly forecast report on the annual budget.

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009.
Approved by the International Ship Managers’ Association (InterManager).

PART II
SHIPMAN 2009 STANDARD SHIP MANAGEMENT AGREEMENT

The Managers shall make such accounts in a timely manner available for inspection and auditing by the Owners and/or their representatives in the Managers’ offices or by electronic means, provided reasonable notice is given by the Owners.

The Managers shall establish an accounting system for the Vessel and supply regular monthly reports (within 8 working days from the end of the preceding month) in accordance therewith in the Managers' standard format or, on agreement of an additional fee, such other form as may be mutually agreed in writing with the Owners.

(e)	Notwithstanding anything contained herein, the Managers shall in no circumstances be required to use or commit their own funds to finance the provision of the Management Services.

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009.
Approved by the International Ship Managers’ Association (InterManager).

PART II
SHIPMAN 2009 STANDARD SHIP MANAGEMENT AGREEMENT

SECTION 5 – Legal, General and Duration of Agreement

14.	Trading Restrictions

If the Managers are providing crew management services in accordance with Sub-clause 5(a) (Crew Management), the Owners and the Managers will, prior to the commencement of this Agreement, agree on any trading restrictions to the Vessel that may result from the terms and conditions of the Crew’s employment.

15.	Replacement

If the Managers are providing crew management services in accordance with Sub-clause 5(a) (Crew Management), the Owners may require the replacement, at their own expense, at the next reasonable opportunity, of any member of the Crew found on reasonable grounds to be unsuitable for service. If the Managers have failed to fulfil their obligations in providing suitable qualified Crew within the meaning of Sub- clause 5(a) (Crew Management), then such replacement shall be at the Managers’ expense.

16.	Managers’ Right to Sub-Contract

The Managers shall not subcontract any of their obligations hereunder without the prior written consent of the Owners which shall not be unreasonably withheld. In the event of such a sub-contract the Managers shall remain fully liable for the due performance of their obligations under this Agreement.

17.	Responsibilities

(a)	Force Majeure

Neither party shall be liable for any loss, damage or delay due to any of the following force majeure events and/or conditions to the extent that the party invoking force majeure is prevented or hindered from performing any or all of their obligations under this Agreement, provided they have made all reasonable efforts to avoid, minimise or prevent the effect of such events and/or conditions:

(i)	acts of God;

(ii)	any Government requisition, control, intervention, requirement or interference;

(iii)	any circumstances arising out of war, threatened act of war or warlike operations, acts of terrorism, sabotage or piracy, or the consequences thereof;

(iv)	riots, civil commotion, blockades or embargoes;

(v)	epidemics or pandemics (including but not limited to COVID-19 as declared by the World Health Organization as a global pandemic;

(vi)	earthquakes, landslides, floods or other extraordinary weather conditions;

(vii)	strikes, lockouts or other industrial action, unless limited to the employees (which shall not include the Crew) of the party seeking to invoke force majeure;

(viii)	fire, accident, explosion except where caused by negligence of the party seeking to invoke force majeure; and

(ix)	any other similar cause beyond the reasonable control of either party.

Any party affected by a force majeure event shall notify the other party of such event as soon as possible, providing an estimation of the extent and duration that its performance of the Agreement will be affected by such event.

(b)	Liability to Owners

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009.
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PART II
SHIPMAN 2009 STANDARD SHIP MANAGEMENT AGREEMENT

(i) Without prejudice to Sub-clause 17(a), the Managers shall be under no liability whatsoever to the Owners for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel) and howsoever arising in the course of performance of the Management Services UNLESS same is proved to have resulted solely from the negligence, gross negligence or wilful default of the Managers or their employees or agents, or sub-contractors employed by them in connection with the Vessel, in which case (save where loss, damage, delay or expense has resulted from the Managers’ personal act or omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expense would probably result) the Managers’ liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of ten (10) times the annual management fee payable hereunder.

(ii) Acts or omissions of the Crew - Notwithstanding anything that may appear to the contrary in this Agreement, the Managers shall not be liable for any acts or omissions of the Crew, even if such acts or omissions are negligent, grossly negligent or wilful, except only to the extent that they are shown to have resulted from a failure by the Managers to discharge their obligations under Clause 5(a) (Crew Management), in which case their liability shall be limited in accordance with the terms of this Clause 17 (Responsibilities).

(c)	Indemnity

Except to the extent and solely for the amount therein set out that the Managers would be liable under Sub- clause 17(b), the Owners hereby undertake to keep the Managers and their employees, agents and sub- contractors indemnified and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of this Agreement, and against and in respect of all costs, loss, damages and expenses (including legal costs and expenses on a full indemnity basis) which the Managers may suffer or incur (either directly or indirectly) in the course of the performance of this Agreement.

(d)	“Himalaya”

It is hereby expressly agreed that no employee or agent of the Managers (including every sub-contractor from time to time employed by the Managers) shall in any circumstances whatsoever be under any liability whatsoever to the Owners for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Clause 17 (Responsibilities), every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defence and immunity of whatsoever nature applicable to the Managers or to which the Managers are entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Managers acting as aforesaid and for the purpose of all the foregoing provisions of this Clause 17 (Responsibilities) the Managers are or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be their servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.

18.	General Administration

(a)
The Managers shall keep the Owners and, if appropriate, the Company informed in a timely manner of any incident of which the Managers become aware which gives or may give rise to delay to the Vessel or claims or disputes involving third parties.

(b)
The Managers shall handle and settle all claims and disputes arising out of the Management Services hereunder, unless the Owners instruct the Managers otherwise. The Managers shall keep the Owners appropriately informed in a timely manner throughout the handling of such claims and disputes.

(c)	The Owners may request the Managers to bring or defend other actions, suits or proceedings related to the Management Services, on terms to be agreed.

(d)
The Managers shall have power to obtain appropriate legal or technical or other outside expert advice in relation to the handling and settlement of claims in relation to Sub-clauses 18(a) and 18(b) and disputes and any other matters affecting the interests of the Owners in respect of the Vessel, unless the Owners instruct the Managers otherwise.

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009.
Approved by the International Ship Managers’ Association (InterManager).

PART II
SHIPMAN 2009 STANDARD SHIP MANAGEMENT AGREEMENT

(e)
On giving reasonable notice, the Owners may request, and the Managers shall in a timely manner make available, all documentation, information and records in respect of the matters covered by this Agreement either related to mandatory rules or regulations or other obligations applying to the Owners in respect of the Vessel (including but not limited to STCW 95, the ISM Code and ISPS Code) to the extent permitted by relevant legislation.

On giving reasonable notice, the Managers may request, and the Owners shall in a timely manner make available, all documentation, information and records reasonably required by the Managers to enable them to perform the Management Services.

(f)	The Owners shall arrange for the provision of any necessary guarantee bond or other security.

(g)	Any costs incurred by the Managers in carrying out their obligations according to this Clause 18 (General Administration) shall be reimbursed by the Owners.

19.	Inspection of Vessel

The Owners may at any time after giving reasonable notice to the Managers inspect the Vessel for any reason they consider necessary. After such inspection should Owners advise Managers of reasonable comments about the Vessel’s condition and the Crew’s performance, Managers undertake to take necessary rectifying actions at the Owners expense.

20.	Compliance with Laws and Regulations

The parties will not do or permit to be done anything which might cause any breach or infringement of the laws and regulations of the Flag State, or of the places where the Vessel trades.

21.	Duration of the Agreement

(a)
This Agreement shall come into effect at the date stated in Box 2 and shall continue until terminated by either party by giving notice to the other; in which event this Agreement shall terminate upon the expiration of the later of the number of months stated in Box 18 or a period of two (2) months from the date on which such notice is received, unless terminated earlier in accordance with Clause 22 (Termination).

(b)
Where the Vessel is not at a mutually convenient port or place on the expiry of such period, this Agreement shall terminate on the subsequent arrival of the Vessel at the next mutually convenient port or place.

22.	Termination

(a)	Owners’ or Managers’ default

If either party fails to meet their obligations under this Agreement, the other party may give notice to the party in default requiring them to remedy it. In the event that the party in default fails to remedy it within a reasonable time to the reasonable satisfaction of the other party, that party shall be entitled to terminate this Agreement with immediate effect by giving notice to the party in default.

(b)	Notwithstanding Sub-clause 22(a):

(i) The Managers shall be entitled to terminate the Agreement with immediate effect by giving notice to the Owners if any monies payable by the Owners and/or the owners of any associated vessel, details of which are listed in Annex “D”, shall not have been received in the Managers’ nominated account within ~~ten~~ thirty (~~10~~30) days of receipt by the Owners of the Managers’ written request, or if the Vessel is repossessed by the Mortgagee(s).

(ii) If the Owners proceed with the employment of or continue to employ the Vessel in the carriage of contraband, blockade running, or in an unlawful trade, or on a voyage which in the reasonable opinion of the Managers is unduly hazardous or improper, the Managers may give notice of the default to the Owners, requiring them to remedy it as soon as practically possible. In the event that the Owners fail to remedy it within a reasonable time to the satisfaction of the Managers, the Managers shall be entitled to terminate the Agreement with immediate effect by notice.

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009.
Approved by the International Ship Managers’ Association (InterManager).

PART II
SHIPMAN 2009 STANDARD SHIP MANAGEMENT AGREEMENT

(iii) If either party fails to meet their respective obligations under Sub-clause 5(b) (Crew Insurances) and Clause 10 (Insurance Policies), the other party may give notice to the party in default requiring them to remedy it within ~~ten~~ fifteen (~~10~~15) days, failing which the other party may terminate this Agreement with immediate effect by giving notice to the party in default.

(c)	Extraordinary Termination

This Agreement shall be deemed to be terminated in the case of the sale of the Vessel or, in case the Vessel is placed in cold lay-up or if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss or is requisitioned or has been declared missing or, if bareboat chartered, unless otherwise agreed, when the bareboat charter comes to an end.

(d)	For the purpose of Sub-clause 22(c) hereof:

(i) the date upon which the Vessel is to be treated as having been sold or otherwise disposed of shall be the date on which the Vessel’s owners cease to be the registered owners of the Vessel;

(ii)  the Vessel shall be deemed to be lost either when it has become an actual total loss or agreement has been reached with the Vessel’s underwriters in respect of its constructive total loss or if such agreement with the Vessel’s underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred; ~~and~~

(iii) the date upon which the Vessel is to be treated as declared missing shall be ten (10) days after the Vessel was last reported or when the Vessel is recorded as missing by the Vessel’s underwriters, whichever occurs first. A missing vessel shall be deemed lost in accordance with the provisions of Sub-clause 22(d)(ii); and

(iv) the date of which the Vessel is considered in cold lay-up is the actual date (as indicated by Classification Society) that the Vessel is placed in cold lay-up. For avoidance of doubt, the Managers responsibility under the ISM Code ceases on this date unless the Managers continues as managers for the Vessel under a separate agreement (i.e. LAYUPMAN) commencing from the date the Vessel is in cold lay-up

(e)
In the event the parties fail to agree the annual budget in accordance with Sub-clause 13(b), or to agree a change of flag in accordance with Sub-clause 9(d)(ii), or to agree to a reduction in the Management Fee in accordance with Sub-clause 12(d), either party may terminate this Agreement by giving the other party not less than one month’s notice, the result of which will be the expiry of the Agreement at the end of the current budget period or on expiry of the notice period, whichever is the later.

(f)
This Agreement shall terminate forthwith in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver or administrator is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.

(g)
In the event of the termination of this Agreement for any reason other than default by the Managers the management fee payable to the Managers according to the provisions of Clause 12 (Management Fee and Expenses) shall continue to be payable for a further period of the number of months stated in Box 19 as from the effective date of termination. If Box 19 is left blank then ninety (90) days shall apply.

(h)	In addition, where the Managers provide Crew for the Vessel in accordance with Clause 5(a) (Crew Management):

(i)  the Owners shall continue to pay Crew Support Costs during the said further period of the number of months stated in Box 19; and

(ii) the Owners shall pay an equitable proportion of any Severance Costs which may be incurred, not exceeding the amount stated in Box 20. The Managers shall use their reasonable endeavours to minimise such Severance Costs.

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009.
Approved by the International Ship Managers’ Association (InterManager).

PART II
SHIPMAN 2009 STANDARD SHIP MANAGEMENT AGREEMENT

(i)
On the termination, for whatever reason, of this Agreement, the Managers shall release to the Owners, if so requested, the originals where possible, or otherwise certified copies, of all accounts and all documents specifically relating to the Vessel and its operation.

(j)	The termination of this Agreement shall be without prejudice to all rights accrued due between the parties prior to the date of termination.

23.	BIMCO Dispute Resolution Clause

(a)*
This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.

Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

In cases where neither the claim nor any counterclaim exceeds the sum of USD50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

~~(b)*  This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Maritime Law of the United States and any dispute arising out of or in connection with this Agreement shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgment may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of USD50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc. current at the time when the arbitration proceedings are commenced.~~

(c)*
~~This Agreement shall be governed by and construed in accordance with the laws of the place mutually agreed by the parties and any dispute arising out of or in connection with this Agreement shall be referred to arbitration at a mutually agreed place, subject to the procedures applicable there.~~

(d)	Notwithstanding Sub-clauses 23(a)~~, 23(b) or 23(c)~~ above, the parties may agree at any time to refer to mediation any difference and/or dispute arising out of or in connection with this Agreement.

(i) In the case of a dispute in respect of which arbitration has been commenced under Sub-clauses 23(a)~~, 23(b) or 23(c)~~ above, the following shall apply:

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SHIPMAN 2009 STANDARD SHIP MANAGEMENT AGREEMENT

(ii) Either party may at any time and from time to time elect to refer the dispute or part of the dispute to mediation by service on the other party of a written notice (the “Mediation Notice”) calling on the other party to agree to mediation.

(iii) The other party shall thereupon within 14 calendar days of receipt of the Mediation Notice confirm that they agree to mediation, in which case the parties shall thereafter agree a mediator within a further 14 calendar days, failing which on the application of either party a mediator will be appointed promptly by the Arbitration Tribunal (“the Tribunal”) or such person as the Tribunal may designate for that purpose. The mediation shall be conducted in such place and in accordance with such procedure and on such terms as the parties may agree or, in the event of disagreement, as may be set by the mediator.

(iv) If the other party does not agree to mediate, that fact may be brought to the attention of the Tribunal and may be taken into account by the Tribunal when allocating the costs of the arbitration as between the parties.

(v) The mediation shall not affect the right of either party to seek such relief or take such steps as it considers necessary to protect its interest.

(vi) Either party may advise the Tribunal that they have agreed to mediation. The arbitration procedure shall continue during the conduct of the mediation but the Tribunal may take the mediation timetable into account when setting the timetable for steps in the arbitration.

(vii) Unless otherwise agreed or specified in the mediation terms, each party shall bear its own costs incurred in the mediation and the parties shall share equally the mediator’s costs and expenses.

(viii) The mediation process shall be without prejudice and confidential and no information or documents disclosed during it shall be revealed to the Tribunal except to the extent that they are disclosable under the law and procedure governing the arbitration.

(Note: The parties should be aware that the mediation process may not necessarily interrupt time limits.)

(e)	If Box 21 in Part I is not appropriately filled in, Sub-clause 23(a) of this Clause shall apply.

*Note: Sub-clauses 23(a), 23(b) and 23(c) are alternatives; indicate alternative agreed in Box 21. Sub-clause 23(d) shall apply in all cases.

24.	Notices

(a)
All notices given by either party or their agents to the other party or their agents in accordance with the provisions of this Agreement shall be in writing and shall, unless specifically provided in this Agreement to the contrary, be sent to the address for that other party as set out in Boxes 22 and 23 or as appropriate or to such other address as the other party may designate in writing.

A notice may be sent by registered or recorded mail, facsimile, electronically or delivered by hand in accordance with this Sub-clause 24(a).

(b)	Any notice given under this Agreement shall take effect on receipt by the other party and shall be deemed to have been received:

(i)	if posted, on the seventh (7th) day after posting;

(ii)	if sent by facsimile or electronically, on the day of transmission; and

(iii)	if delivered by hand, on the day of delivery.

And in each case proof of posting, handing in or transmission shall be proof that notice has been given, unless proven to the contrary.

25.	Entire Agreement

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009.
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PART II
SHIPMAN 2009 STANDARD SHIP MANAGEMENT AGREEMENT

This Agreement constitutes the entire agreement between the parties and no promise, undertaking, representation, warranty or statement by either party prior to the date stated in Box 2 shall affect this Agreement. Any modification of this Agreement shall not be of any effect unless in writing signed by or on behalf of the parties.

26.	Third Party Rights

Except to the extent provided in Sub-clauses 17(c) (Indemnity) and 17(d) (Himalaya), no third parties may enforce any term of this Agreement.

27.	Partial Validity

If any provision of this Agreement is or becomes or is held by any arbitrator or other competent body to be illegal, invalid or unenforceable in any respect under any law or jurisdiction, the provision shall be deemed to be amended to the extent necessary to avoid such illegality, invalidity or unenforceability, or, if such amendment is not possible, the provision shall be deemed to be deleted from this Agreement to the extent of such illegality, invalidity or unenforceability, and the remaining provisions shall continue in full force and effect and shall not in any way be affected or impaired thereby.

28.	Interpretation

In this Agreement:

(a)	Singular/Plural

The singular includes the plural and vice versa as the context admits or requires.

(b)	Headings

The index and headings to the clauses and appendices to this Agreement are for convenience only and shall not affect its construction or interpretation.

(c)	Day

“Day” means a calendar day unless expressly stated to the contrary.

29.	BIMCO MLC supplementary clause for SHIPMAN 2009

For the purposes of this Clause:

“MLC” means the International Labour Organization (ILO) Maritime Labour Convention (MLC 2006) and any amendment thereto or substitution thereof.

“Shipowner” shall mean the party named as “shipowner” on the Maritime Labour Certificate for the Vessel.

(a)    Subject to Clause 3 (Authority of the Managers), the Managers shall, to the extent of their Management Services, assume the Shipowner’s duties and responsibilities imposed by the MLC for the Vessel, on behalf of the Shipowner.

(b)    The Owners shall ensure compliance with the MLC in respect of any crew members supplied by them or on their behalf.

(d)
The Owners shall procure, whether by instructing the Managers under Clause 7 (Insurance Arrangements) or otherwise, insurance cover or financial security to satisfy the Shipowner’s financial security obligations under the MLC.

30.	BIMCO designated Entities clause for SHIPMAN 2009

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009.
Approved by the International Ship Managers’ Association (InterManager).

PART II
SHIPMAN 2009 STANDARD SHIP MANAGEMENT AGREEMENT

(a)
The provisions of this clause shall apply in relation to any sanction, prohibition or restriction imposed on any specified persons, entities or bodies including the designation of specified vessels or fleets under United Nations Resolutions or trade or economic sanctions, laws or regulations of the European Union or the United States of America.

(b)	On entering into and throughout the duration of this Agreement:

(i)    Owners and Managers respectively warrant for themselves that they are not subject to any of the sanctions, prohibitions or restrictions in sub-clause (a) which prohibit or render unlawful any performance under this Agreement;

(ii)    Owners further warrant that the Vessel is not a designated vessel and will not be used in any trade or for any purposes contrary to the restrictions or prohibitions in sub-clause (a);

(iii)    Managers further warrant that they will not sub-contract any of their duties or obligations under this Agreement in breach of sub-clause (a).

(c)
If at any time during the performance of this Agreement either party becomes aware that the other party is in breach of warranty as aforesaid, the party not in breach shall comply with the laws and regulations of any Government to which that party or the Vessel is subject, and follow any orders or directions which may be given by any body acting with powers to compel compliance, including where applicable the Owners’ flag State. In the absence of any such orders, directions, laws or regulations, the party not in breach may terminate this Agreement forthwith.

(d)
Notwithstanding anything in this Clause to the contrary, Owners and Managers shall not be required to do anything which constitutes a violation of the laws and regulations of any State to which either of them is subject.

(e)
Notwithstanding any other provision in this Agreement, Owners and Managers shall be liable to indemnify the other party against any and all claims, losses, damage, costs and fines whatsoever suffered by the other party resulting from any breach of warranty as aforesaid.

31.	Anti-bribery and corruption clause

Owners and Managers agree that in contemplation of, during and towards the performance of this Agreement, both parties and their respective affiliates will and continue to comply with all applicable anti-bribery and corruption and anti-money laundering laws and regulations including all the sanctions imposed by UN, US and EU and will not enter into any direct or indirect agreement which purports to or actually benefits an entity or an individual which is prohibited pursuant to sanction provisions of the UN, US or the EU, offer, give or agree to give any person, or solicit, accept or agree to accept from any person, either directly or indirectly, anything of value in order to obtain, influence, induce or reward any improper advantage (the “Anti-Corruption Obligations”).

Owners and Managers agree that either party shall (i) in the event of any breach immediately report in writing to the other party with details of the nature of the breach of the Anti-Corruption Obligation; (ii) ensure and monitor compliance with the Anti-Corruption Obligation and their Respective Policies; (iii) make clear, in their dealings with third parties connected to this Agreement, that either party and any related third party is required to act, in accordance with the Anti-Corruption Obligation, and (iv) permit the other party to inspect, audit and make copies of any books and records relating to this Agreement and compliance with the Anti-Corruption Obligation.

Either party shall have the right to terminate this Agreement with immediate effect if they reasonably believe in good faith that the other party have breached in any material respect any of the requirements set out in this Clause. For the avoidance of doubt, the Anti-Corruption Obligation includes the giving or receiving of Facilitation Payments.  For the purposes of this clause, a Facilitation Payment means a payment of money, goods or other thing of material value to any public official or other individual in a similar position of authority or influence in any country for the purpose of expediting or securing the performance of a routine service or action which the public official ordinarily performs. This definition applies even where the payment or other benefit is nominal in amount.

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009.
Approved by the International Ship Managers’ Association (InterManager).

PART II
SHIPMAN 2009 STANDARD SHIP MANAGEMENT AGREEMENT
THE FOLLOWING RIDER CLAUSES 32 TO ~~36~~ 38 ARE INCORPORATED IN THIS AGREEMENT

32.	Retention of records by Managers

Notwithstanding the provisions in Clause 18, the Managers may retain copies of all those papers which may be necessary for the defence of claims known or unknown in respect to the Vessel. The Managers shall ~~also be entitled to~~ retain all accounting and other records relating the Vessel for a period of two (2) years after the date of termination, for whatever reason, of this Agreement~~.  the accounts and documents relating to the Vessel if any fees and disbursements due to the Managers under this Agreement have not been settled in full~~. Thereafter, ~~T~~the Managers may ~~retain the discretion to~~ dispose of all accounting records, or if electronically archived, expunged, for each year of accounts, being kept by the Managers about the Vessel ~~after seven (7) years from the end of the accounting year~~. Owners can request that records can be sent to them rather than being destroyed.

33.	Dispute in Vessel expenses

The Owners shall notify the Managers in writing of any dispute of vessel expenses such as crew wages and other manning costs, stores and supplies, spares, lubricating oil and grease, repairs and maintenance, management fee payable to the Managers, docking, ~~insurance premiums~~ and other amounts, within one hundred and eighty (180) days of the date of receipt by the Owners of the Debit Note, Statement of Accounts or any other funding request documents of the Managers. If the Owners fail to notify the Managers of the dispute within the said timeline, the Vessel expenses will be deemed to be final and have been accepted in full by the Owners. Dispute notice to the Managers must be accompanied either by reasonably detailed supporting documentation, if available, to facilitate efficient resolution or request for supporting documentation and the Managers shall work with the Owners to resolve the dispute promptly.

34.	Expenses incurred prior vessel entering into management

Owners accept that prior to the Vessel entering the Manager’s management, the Managers may have utilised resources and incurred costs as part of their pre-delivery preparations for taking the Vessel under their management. Should, for whatever reason, the Vessel not enter the Manager’s management as agreed, the Owners shall pay to the Managers all expenses reasonably incurred by the Managers as part of their pre-delivery preparations for taking the Vessel under their management. All such pre-delivery expenses shall be evidenced by relevant vouchers/invoices and supporting evidence thereof and be approved by the Owners.

~~35.~~	~~Security Deposit~~

~~At the date of commencement of this agreement, Owners shall pay Managers an interest free security deposit of 2 (two) months budgeted funds or if the Manager specifically agrees in writing, furnish a Bank Guarantee for the same amount from any first-class bank based in Singapore, London, Hong Kong or New York. This amount or Bank Guarantee will not be treated as the monthly advance of the Operational Expense or monthly Management Fee of any vessel and shall under no circumstances be used to offset the monthly funds required to run the vessel. At the time of the termination of this agreement, the deposit shall be credited back to owners, interest free and after all amounts owed to the managers have been adjusted against the above security deposit or Bank Guarantee.~~

36.	COVID-19 related costs

The budget does not include any costs and expenses arising due to COVID-19, Coronavirus disease. All such costs and expenses shall be payable by Owners on actuals which shall be subject to Owners’ prior approval following submission of all such costs supporting evidence and vouchers/invoices.

37.	BIMCO Cyber Security Clause

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009.
Approved by the International Ship Managers’ Association (InterManager).

PART II
SHIPMAN 2009 STANDARD SHIP MANAGEMENT AGREEMENT

In this Clause the following terms shall mean:
“Cyber Security Incident” is the loss or unauthorised destruction, alteration, disclosure of, access to, or control of a Digital Environment.
“Cyber Security” is technologies, processes, procedures and controls that are designed to protect Digital Environments from Cyber Security Incidents.
“Digital Environment” is information technology systems, operational technology systems, networks, internetenabled applications or devices and the data contained within such systems.
(a)	Each Party shall:
(i)	implement appropriate Cyber Security measures and systems and otherwise use reasonable endeavours to maintain its Cyber Security;
(ii)	have in place appropriate plans and procedures to allow it to respond efficiently and effectively to a Cyber Security Incident; and
(iii)	regularly review its Cyber Security arrangements to verify its application in practice and maintain and keep records evidencing the same.
(b)	Each Party shall use reasonable endeavours to ensure that any third party providing services on its behalf in connection with this Contract complies with the terms of subclause (a)(i)-(iii).
(c)	If a Party becomes aware of a Cyber Security Incident which affects or is likely to affect either Party’s Cyber Security, it shall promptly notify the other Party.
(i)	If the Cyber Security Incident is within the Digital Environment of one of the Parties, that Party shall:
(1)          promptly take all steps reasonably necessary to mitigate and/or resolve the Cyber Security Incident; and
(2)          as soon as reasonably practicable, within a reasonable time after the original notification, provide the other Party with details of how it may be contacted and any information it may have which may assist the other Party in mitigating and/or preventing any effects of the Cyber Security Incident.
(ii)      Each Party shall share with the other Party any information that subsequently becomes available to it which may assist the other Party in mitigating and/or preventing any effects of the Cyber Security Incident.

(d)
Each Party’s liability for a breach or series of breaches of this Clause shall never exceed a total of USD100,000.00, unless same is proved to have resulted solely from the gross negligence or wilful misconduct of such Party.

38.	Confidentiality

The information in this Agreement and all information heretofore or hereafter exchanged between the Owner and the Manager relating to this Agreement are confidential between them. Neither the Owner nor the Manager shall, without the other Party’s prior written consent, disclose any such information to any persons outside its own organisation except when such information:
(a)	is in the Party’s possession prior to its receipt from the other Party or which comes into the Party’s possession outside the terms of this Agreement;
(b)	is in the public domain through no breach by the Party seeking disclosure thereof; or
(c)
is required by any regulatory or governmental authority to be disclosed or which is required or compelled to be disclosed in a judicial, governmental or administrative proceeding including disclosure of any information as may be necessary to each Party’s auditors, third party managers, legal counsels, potential financiers and as otherwise may be required by the laws or regulations applicable to the Owners and/or the Owners’ parent, including but not limited to any stock exchange and/or securities & exchange commission laws and regulations and if required by any applicable law or regulation, in which event reasonable notice, where practicable, shall be given to the other Party so as to enable that Party to apply for injunctive relief if required

39. Personal Data Protection Clause

For the purposes of this Clause:
"Data Subject" means any identified or identifiable natural person, including Crew.
"Personal Data" means any information relating to any Data Subject connected with the Management Services.
"DPR" means any data protection regulations applicable to the Parties in relation to the Management Services, including the European Union General Data Protection Regulation (GDPR).

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009.
Approved by the International Ship Managers’ Association (InterManager).

PART II
SHIPMAN 2009 STANDARD SHIP MANAGEMENT AGREEMENT

(a)	The Parties shall each ensure compliance with the DPR in respect of Personal Data, with particular regard to:
(i)	its collection and use;
(ii)	its safeguarding;
(iii)	any transfer to third parties;
(iv)	its retention; and
(v)	the protection of Data Subjects rights.
(b)	The Parties shall have proper notification and response procedures for any Personal Data breach.
(c)	The Parties agree to conduct or submit to audits or inspections in accordance with the DPR.

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009.
Approved by the International Ship Managers’ Association (InterManager).

PART II
SHIPMAN 2009 STANDARD SHIP MANAGEMENT AGREEMENT

Date of Agreement: 01 August 2022

Name of Vessel(s): EPANASTASEA

Particulars of Vessel(s):

IMO No: 9319686

Call Sign: V7A4489

Flag: Republic of the Marshall Islands

Type of Ship: motor tanker

Built: Dalian New Shipbuilding Heavy Industry Co. Ltd., China

Gross Tonnage: 61724

DWT:  109647

Length (registered): 235 m

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009.
Approved by the International Ship Managers’ Association (InterManager).

ANNEX “B” (DETAILS OF CREW)
TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT
CODE NAME: SHIPMAN 2009

Date of Agreement: 01 August 2022

Details of Crew:

Numbers	Rank	Nationality
1	Master	Indian / Europeans / Filipino
1	Chief Officer	Indian / Europeans / Filipino
1	Second Officer	Indian / Europeans / Filipino
1	Third Officer	Indian / Europeans / Filipino
1	Cadet	Indian / Europeans / Filipino
1	Chief Engineer	Indian / Europeans / Filipino
1	Second Engineer	Indian / Europeans / Filipino
1	Third Engineer	Indian / Europeans / Filipino
1	Fourth Engineer	Indian / Europeans / Filipino
1	Pumpman	Indian / Filipino
1	Bosun	Indian / Filipino
4	AB	Indian / Filipino
2	OS	Indian / Filipino
1	Engine Fitter	Indian / Filipino
3	Motorman	Indian / Filipino
1	Chief Cook	Indian / Filipino
1	2nd Cook	Indian / Filipino
23	TOTAL

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009.
Approved by the International Ship Managers’ Association (InterManager).

ANNEX “C” (BUDGET)
TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT
CODE NAME: SHIPMAN 2009

Date of Agreement: 01 August 2022

Managers´ initial budget with effect from the commencement date of this Agreement (see Box 2):

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009.
Approved by the International Ship Managers’ Association (InterManager).

~~ANNEX “D” (ASSOCIATED VESSELS)*~~
~~TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT~~
~~CODE NAME: SHIPMAN 2009~~

*NOTE: PARTIES SHOULD BE AWARE THAT BY COMPLETING THIS ANNEX “D” THEY WILL BE SUBJECT TO THE PROVISIONS OF SUB-CLAUSE 22(b)(i) OF THIS AGREEMENT.

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009.
Approved by the International Ship Managers’ Association (InterManager).

~~ANNEX “E” (FEE SCHEDULE)~~
~~TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT~~
~~CODE NAME: SHIPMAN 2009~~

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009.
Approved by the International Ship Managers’ Association (InterManager).